Exhibit 16.1

September 3, 2010
Securities and Exchange Commission Mail Stop 11-3 450 Fifth Street NW Washington, DC 20549 Re: Amarok Resources, Inc. Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated September 3, 2010, of Amarok Resources, Inc. (the Company) to be filed with the Securities and Exchange Commission and we agree with such statements therein as they relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours very truly, /s/ M&K CPAS, PLLC